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                            EXHIBIT 21

                  CTS CORPORATION AND SUBSIDIARIES

CTS Corporation (Registrant), an Indiana corporation

Subsidiaries

CTS Corporation (Delaware), a Delaware corporation

     CTS of Panama, Inc., a Republic of Panama corporation

          CTS Components Taiwan, Ltd.,1 a Taiwan, Republic of
          China corporation

               CTS Singapore Pte., Ltd., a Republic of Singapore corporation

          CTS Electro de Matamoros, S.A.,1 a Republic of Mexico corporation

     CTS Export Corporation, a Virgin Islands corporation

     CTS Japan, Inc., a Japan corporation

CTS of Canada, Ltd., a Province of Ontario (Canada) corporation

     CTS Manufacturing (Thailand) Ltd., 1 a Thailand corporation

CTS Electronics Hong Kong Ltd., 1 a Hong Kong corporation

CTS Corporation U.K. Ltd., a United Kingdom corporation

CTS Printex, Inc., a California corporation

CTS Micro Peripherals, Inc., a California corporation

CTS First Acquisition Corporation, a New York corporation


Corporations whose names are indented are subsidiaries of the preceding non-indented corporations. Except as indicated, each of the above subsidiaries is 100% owned by its parent company.
Operations of all subsidiaries and divisions are consolidated in the financial statements filed.



     1 Less than 1% of the outstanding shares of stock is owned of record by nominee shareholders pursuant to national laws regarding resident or nominee ownership.